Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Caterpillar Elects New Chief Financial Officer

IRVING, Texas, April 8, 2026 – Caterpillar Inc. (NYSE: CAT) announced today that Chief Financial Officer (CFO) Andrew Bonfield has elected to retire effective Oct. 1, 2026, following eight years with the company. Caterpillar veteran Kyle Epley has been appointed CFO effective May 1, 2026, at which time Bonfield will assume an advisory role for the remainder of the transition.

Bonfield was named 2025 CFO of the Year by the CFO Leadership Council and Chief Executive Group. His planned retirement follows a period of record financial performance and transformation for the company. During Bonfield’s tenure, Caterpillar strengthened its robust operating and execution model and delivered consistently strong returns for shareholders, including the highest full-year sales and revenues in Caterpillar's history and a single-quarter record of $19.1 billion for the fourth quarter of 2025.

“Andrew’s leadership has been instrumental to Caterpillar’s success,” said Joe Creed, Caterpillar chairman and CEO. “He brought exceptional financial expertise, a relentless focus on disciplined decision-making and a deep commitment to our customers and shareholders. With Andrew at the forefront, our global finance organization became a strategic advantage for the enterprise, and his impact will be felt long after his retirement.”

As part of a seamless transition, Bonfield will serve in an advisory role through Oct. 1, 2026.

Epley brings nearly three decades of Caterpillar experience to the role. Currently serving as senior vice president of Global Finance Services, he leads a global team managing enterprise-wide finance operations, strategy, planning, treasury, pricing, real estate and facilities. Throughout his career, Epley has held several senior finance leadership roles across the company, including division CFO and corporate controller, giving him extensive operational and financial insight across Caterpillar’s diverse businesses.

(more)

“Kyle is an outstanding leader with deep institutional knowledge and a proven track record of working with the business to drive results,” Creed said. “He understands our strategy, our culture and our mission of solving our customers’ toughest challenges. I have great confidence in Kyle’s ability to build on our strong foundation to lead Caterpillar’s finance organization into the future.”

Bonfield shares strong support for his successor and optimism about the company’s direction.

“It has been a privilege to serve as Caterpillar’s CFO and to work alongside such a talented team,” said Bonfield. “Kyle is the right leader for this next chapter. He brings the experience, judgment and customer-focused mindset needed to help Caterpillar continue to deliver profitable growth and create long-term value. I look forward to supporting him during the transition and watching Caterpillar continue to thrive.”

Media Contact: Tiffany Heikkila, tiffany.heikkila@cat.com, 832-573-0958

About Caterpillar

For more than a century, Caterpillar has built a better, more sustainable world. With 2025 sales and revenues of $67.6 billion, Caterpillar Inc. is shaping the future as the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Backed by one of the largest independent global dealer networks and financing services through Cat Financial, the company’s primary business segments: Power & Energy, Construction Industries and Resource Industries are solving customers’ toughest challenges through commercial excellence and advanced technology, driven by a highly skilled, dedicated global team.

# # #